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                                                                   EXHIBIT 10.12

                              EMPLOYMENT AGREEMENT

The following sets forth the Agreement by and between Kenneth S. Garber ("Employee") and Data Return Corporation ("Company"):

1. Position and Duties. Director of Sales reporting to the Vice President of Marketing, Sales and Business Development. This senior management position shall be responsible for directing a sales organization where skills in the development and execution of sales strategies, strategic planning and business fundamentals will drive the attainment of profitable order input, order fulfillment, revenue recognition, and a high level of customer satisfaction. Future duties will be of comparable or higher responsibility and status relative to initial position.

2. Start Date. Employee shall begin his position and performance of duties with Company on or before May 31, 1999.

3. Salary. Employee shall receive a base salary of $130,000 per year, paid in accordance with Company's usual practice, subject to annual increases based primarily on performance with consideration given to inflation. Employee shall be paid commissions based on quotas set to the Company's annual revenue objective. Commissions will be set so that earnings at 100% of quota equal $20,000 for a total targeted compensation of $150,000 per year.

4. Equity. Employee shall be granted 2,000 Stock Options based on 105,000 outstanding shares. These options will vest over four years, at the rate of 25% per year. If an IPO or change of control precedes full vesting, 50% of the unvested portion will be vested at IPO or change of control and the balance will be vested one year after IPO or change of control The strike price will be $50.00 per share. Other discretionary grants or options may be awarded in a consistent manner with other senior managers.

5. Relocation. Company will pay relocation costs up to $20,000 associated with Employee's relocation from California to Texas. These costs may include expenses associated with 2 house hunting trips, realty fees, legal and dosing cost, and all moving, traveling and temporary housing expenses.

6. Vacation. Employee will be granted 3 weeks of vacation per year for the first three years and 4 weeks per year beginning in the fourth year.

7. Benefits. During the term of employment, Employee shall be eligible to participate in all Company Medical, Dental, Life Insurance and Pension Plans in accordance with current policy.

8. Term. The term of this Agreement shall commence on March 31, 1999 and shall continue in effect as to Employee until March 31, 2004 or until such time as terminated as provided in paragraph 9, 10, 11, 12 and 13.

9. Termination upon Death. In the event of the death of Employee, the employment of, and this Agreement with respect to, such deceased Employee shall be terminated; provided that any accrued salary, any accrued guaranteed minimum bonuses and vested stock options as of the date of termination shall be paid to the legal representative of Employee's estate.

10. Termination for Disability. Company may terminate Employee's employment should Employee become disabled, including disability by reason of any emotional or mental disorders, physical diseases or injuries, and as a result of such disability Employee is unable to work on a full-time basis for a continuous period of six months or more or any six months in a twelve month period. Upon such termination any accrued salary, any accrued guaranteed minimum bonuses and vested stock options as of the date of termination shall be paid to Employee.

11. Termination for Cause. Defined as indictment or conviction of a felony or negligent conduct or violation of company policy or poor performance causing material harm to the Company. Termination for Cause shall be done in writing accompanied by a written statement of the reasons. Prior written warning with a
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    minimum of 90 days opportunity for corrective action is required before termination for violation of company policy or poor performance.

12. Termination Other than for Cause. Company retains the right to terminate this Agreement and/or Employee's employment at any time for any reason other than cause. In such event Employee shall have the right to immediately exercise all vested stocks and options or Employee may defer exercising the vested stocks and options for a period of up to 12 months from date of termination. Additionally, 50% of all granted but not yet vested options will become immediately vested and exercisable. Furthermore, Company agrees to pay Employee an amount equal to his monthly base salary for 12 months as severance pay. Employee shall continue to participate as an employee in the Company's medical, dental and life insurance plans for the same period as the severance period.

13. Termination following a Change in Control. Should a change in control of the Company take place, Employee shall be provided with severance pay and the continuation of certain benefits upon an involuntary or constructive termination of the Employee's employment within two years following the occurrence of a change in control Specifically, Employee shall be entitled to the following: the immediate vesting of all granted stock immediate exercisability of all options or Employee may defer exercising the vested stocks and options for a period of up to 12 months from date of termination immediate payment of all performance contingent sums under incentive programs; and immediate vesting of pension benefits. Furthermore, Company agrees to pay Employee an amount equal to his monthly base salary for 12 months as severance pay. Employee shall continue to participate as an employee in the Company's medical, dental and life insurance plans for the same period as the severance period.

14. Noncompetition
    Employee agrees to not compete with the Company during the term of the employment.

    a. Employee agrees to not compete with the Company for a period of one year following the date of resignation or Termination for Cause.

    b. At the Company's option, Employee agrees to not compete with the Company for a period of one year following the date of Termination for Convenience, provided that the Company pays the employee an amount equal to the employee's prior year's annual income, including salary and bonus, such amount to be paid on a bi-monthly basis.

1. Change, Modification and Waiver. No change or modification of this Agreement shall be valid unless it is in writing and signed by Employee and Chairman or CEO of Company. No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the party against whom the waiver is sought to be enforced. The failure of a party to insist upon strict performance of any provision of this Agreement in any one or more instances shall not be construed as a waiver or relinquishment of the right to insist upon strict compliance with such provision in the future.

2. Notices. Any notice required or permitted to be given under this Agreement shall be deemed delivered when given by registered or certified mail addressed to the party to whom such notice is being given. The addresses of the parties, which may be changed from time to time in writing, are as follows:

               Employee                 Company
               --------                 -------

               Kenneth S. Garber        Data Return Corporation
               4 Mackenzie Lane         801 Stadium Drive, Suite 117
               Coto de Caza, CA 92679   Arlington, TX 76011

3. Governing Law of this Agreement. The validity of this Agreement and the interpretation and performance of all its terms shall be governed exclusively by the laws of the State of Texas.
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4.  Entire Agreement. This Agreement constitutes the entire agreement between the Company and Employee. Each party has carefully read this Agreement, understands all of its provisions, and freely and voluntarily enters into it.

  IN WITNESS whereof the parties have affixed their signatures below this 18th day of March, 1999.

            Data Return Corporation                 Kenneth S. Garber

            By: /s/ Sunny C. Vanderbeck             By:  /s/ Kenneth S. Garber
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            Its: Chairman and CEO
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